Exhibit 99.1
1 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FINAL TRANSCRIPT Conference Call Transcript DWSN — Q4 2011 Dawson Geophysical Co Earnings Conference Call Event Date/Time: Nov 09, 2011 / 03:00PM GMT

Final Transcript
Nov 09, 2011 / 03:00PM GMT, DWSN — Q4 2011 Dawson Geophysical Co Earnings Conference Call
CORPORATE PARTICIPANTS
Steve Jumper
Dawson Geophysical Co — President and CEO
Christina Hagan
Dawson Geophysical Co — EVP and CFO
CONFERENCE CALL PARTICIPANTS
Collin Gerry
Raymond James & Associates — Analyst
Veny Aleksandrov
Pritchard Capital — Analyst
George Ventaro
Johnson Rice — Analyst
PRESENTATION
Operator
Good morning. My name is Jeanetta and I will be your conference operator today. At this time I would like to welcome everyone to the Dawson Geophysical fourth quarter conference. All lines have been placed on mute to prevent any background noise. After the speakers remarks, there will be a question and answer session. (Operator Instructions) Mr. Jumper, you may begin your conference.
Steve Jumper - Dawson Geophysical Co — President and CEO
Thank you Jeanetta.
Good morning, and welcome to the Dawson Geophysical Company’s fiscal fourth quarter year end 2011 earnings and operations conference call. As Jeanetta said, my name is Steve Jumper, President and CEO of the Company, and joining me on the call are Christina Hagan, Executive Vice President and Chief Financial Officer, and Ray Tobias, Executive Vice President and Chief Operating Officer. As in the past, today’s call will be presented in segments. Following these brief remarks, Chris will discuss our financial results. I will then return for an operations update and open the call for questions. The call is scheduled for half an hour, and we will not provide any guidance as we have done in the past.
At this point I will turn control of the call over to Chris Hagan, our CFO, to discuss our financial results.
Christina Hagan - Dawson Geophysical Co — EVP and CFO
Thank you Steve.
First I will share the safe harbor provisions. In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements made today in this call, which are forward-looking and which may provide other than historical information, involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to the volatility of oil and natural gas prices, dependence upon energy industry spending, disruption from the global economy, industry competition, delays, reductions, or cancellations of service contracts, high fixed cost of operations, external factors affecting our crew, such as weather, interruptions, and inability to obtain land access rights of way, whether we enter into turn-key or term contracts, crew productivity, limited number of customers, credit risks related to our customers, the availability of capital resources, and operational disruption.
A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s form 10-K for the fiscal year ended September 30, 2010. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 09, 2011 / 03:00PM GMT, DWSN — Q4 2011 Dawson Geophysical Co Earnings Conference Call
result of new information, future events or otherwise. During this conference call we will make references to EBITDA which is a non-GAAP financial measure. A reconciliation of the non-GAAP measure to the applicable GAAP measure can be found in our current earnings release, a copy of which is located on our website, www.dawson3d.com.
Today we reported fourth quarter and year end results for our fiscal year end 2011, which ended September 30, 2011. For the fourth quarter of fiscal 2011, revenues were $84.256 million compared to $59.179 million for the same quarter in 2010, an increase of 42%. Net income for the fourth quarter of fiscal 2011 is $2.944 million compared to a net loss of $1.411 million in the same quarter of fiscal 2010. Basic earnings per share for the fourth quarter of fiscal 2011 were $0.38, compared to a net loss of $0.18 per share in the same quarter of fiscal 2010.
EBITDA for the fourth quarter of fiscal 2011 was $12.955 million compared to $5.268 million in the same quarter of fiscal 2010, an increase of 146%. For the fiscal year ended September 30, 2011 we reported revenues of $333.279 million compared to $205.272 million for the year end of fiscal 2010, an increase of 62%. Net loss for fiscal 2011 decreased to $3.246 million from $9.352 million in fiscal 2010. Loss per share for fiscal 2011 was $0.42, compared to a loss per share of $1.20 for fiscal 2010. EBITDA for fiscal 2011 increased to $27.861 million compared to $13.136 million in the same period of fiscal 2010, an increase of 112%.
Third-party charges continued to be high for the year and contributed approximately half of the growth in revenue during the fiscal year ended September 30, 2011 as compared to the year ending September 30, 2010. The third-party charges are related to our use of helicopters, port services, specialized survey technology, and dynamite energy sources in areas of limited access such as the Appalachian Basin, Oklahoma, East Texas, and Arkansas. We are reimbursed for these expenses by our client.
Our fiscal fourth quarter and year end results also include approximately $1.444 million and $3.866 million or $0.18 and $0.49 per share before taxes respectively, of expenses related to the recently terminated merger agreement with TGC Industries, Inc. and depreciation charge increases of $831,000 and $3.410 million respectively related to the Company’s continued investment in new recording equipment and energy source units during fiscal 2011.
With that, Steve, I will turn it to you.
Steve Jumper - Dawson Geophysical Co — President and CEO
Thank you, Chris.
Let me start by recapping our 2011 highlights, which include, as Chris said, a 62% increase in year end revenues of $333.279 million compared to $205.272 million for the year ending fiscal 2010, a 112% increase in EBITDA for the fiscal year 2011 of $27.896 million compared to $13.136 million the same period of fiscal year 2010. The 2011 number does include $3.8 million of transaction cost related to the terminated merger with TGC Industries Inc.; an increased order book capable of sustaining 14 crews well into fiscal 2012; the redeployment of 2 data acquisition crews leading to greater geographic diversity; the purchase of 25,850 single channel OYO GSR units; 2,000 OYO GSR 4 channel units along with 3 component geophones; and 10 INOVA vibrator energy source units to better serve our clients needs. We have a balanced portfolio of oil and natural gas projects in the Eagle Ford Shale, Niobrara Shale, Avalon, Bakken Shale, Marcellus Shale, Barnett, along with the Permian Basin and Mid-Continent Regions.
We completed a 15,000 and 11,000 channel OYO GSR project. We’re currently operating on an 18,000 channel ARAM cable-based project. We have $74 million of working capital as of September 30, 2011, and we had fiscal 2011 capital expenditures of $59.380 million. Strong oil prices combined with increasing seismic activity across the US fueled our fiscal fourth quarter in 2011 growth.
Demand for services was particularly strong in the Eagle Ford, Bakken, Niobrara, and Avalon liquid-rich oil shale, and from a natural gas perspective, expiration activity remains relatively strong in the Marcellus and Barnett Shale. The increase in activity and demand drove our decision to fully deploy 2 additional seismic data acquisition crews in the second fiscal quarter to better serve our clients’ needs and timing demands. Our added crews combined with improved efficiencies and expanded order book helped to further increase our short-term utilization rate.
Contract terms are showing continued improvement throughout the lower 48 states. With the continued increase in channel count and energy sources comes increased efficiency, which allows us to better serve our clients while generating higher resolution images and generate improve financial results. Our September 30, 2011 results show significant improvement on a year-over-year quarterly comparison, year-over-year 12-month comparison, and on a quarter-to-quarter basis. Although our contracts may be canceled on short notice, our order book is sufficient to fully

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 09, 2011 / 03:00PM GMT, DWSN — Q4 2011 Dawson Geophysical Co Earnings Conference Call
sustain 14 crews well into fiscal 2012 and is presently at levels not seen in 2008. We will continue to work off some legacy contracts, which were contracted in the mid-2010 timeframe with less than favorable contract terms through the end of calendar 2011.
I will note that while we feel very good about fiscal 2012, we will continue to be subject to quarterly fluctuations related to weather and permit issues in particular. Having said that, our first quarter is typically our most difficult with shorter days, holiday season, weather, agricultural and hunting issues. Throughout October the weather, along with seasonal agricultural issues, has presented a challenging month for us.
As previously reported, TGC Industries Inc. terminated the definitive merger agreement pursuant to which Dawson would have acquired TGC in a tax-free stock-for-stock transaction after Dawson and TGC failed to agree on adjustment to the exchange ratio required as a result of Dawson’s share price falling outside the designated range specified in the merger agreement, and TGC failed to receive the 80% requisite shareholder vote to approve the transaction at a special shareholder meeting held for that purpose. Dawson shareholders overwhelmingly approved the merger proposal at the Company’s special shareholder meeting on October 27, 2011.
And in closing, fiscal 2011 drove strong progress here at Dawson Geophysical. We expanded crew count, we improved short-term utilization rates, and we helped our clients cost-effectively identify and develop oil and natural gas reservoirs. As strong as fiscal 2011 was, however, I have even greater expectations for fiscal 2012. Demand for services continues to grow, contract terms continue to improve, and opportunities for growth throughout the lower 48 states show great promise.
And with that, operator, we are ready to take questions.
QUESTION AND ANSWER
Operator
(Operator Instructions) Your first audio question comes from Collin Gerry of Raymond James
Collin Gerry - Raymond James & Associates — Analyst
Hey, good morning, Steve. Good morning Chris.
Steve Jumper - Dawson Geophysical Co — President and CEO
Good morning, Collin.
Collin Gerry - Raymond James & Associates — Analyst
Another solid quarter. I think it’s indicative of the growing market or the strengthening market that you all have talked about. I guess my first question, I’m going to lead with pricing, knowing that I usually get very little color from you guys on this.
But I mean, you mentioned better terms in your press release. Is that both indicative of net pricing, is it indicative of sort of better terms on the contracts as it relates to turnkey versus day rate? Maybe give us a little bit more color, to the extent you can, on where those are going.
Steve Jumper - Dawson Geophysical Co — President and CEO
     Collin, we are predominantly on turnkey contract. I believe from time to time we’ll operate 2 or 3 crews on some day rate-type agreements, but for the most part, we are turnkey. We are seeing improvement in overall contract terms.
We’re certainly seeing some level of weather protection that we’ve talked about in the past. The weather downtime is never full-margin coverage. It’s right at fixed cost, but nonetheless, that seems to be something that is helping. I would say pricing generally is trending upward.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 09, 2011 / 03:00PM GMT, DWSN — Q4 2011 Dawson Geophysical Co Earnings Conference Call
Demand is certainly out there, and to dictate some level of pricing increase. As always, channel count continues to increase. And when you get higher channel count operations, you get some pricing improvement related to the size of the crew, but you get help on the back side with improved efficiencies.
Most of our work now tends to be west of the Mississippi River. So, we’re out in the Mid-Continent, the Rockies, West Texas, where we’re not using as much dynamite for energy sources. We’re still using some in Oklahoma and in parts of the Rockies.
We’re still going to have some use of helicopters, but these areas tend to be easier to permit larger land tracts, ownership positions. We will have the crew in West Virginia we’ll be moving out mid-November, so they’ll have some move time coming back west. They’ll move back probably in the early Spring.
And so as we get farther west, we’re going to continue to be more and more turnkey, and we are seeing quite a bit of improvement in our margin, based on these turnkey contracts we’ve got, predominantly vibrator contracts. Now we are having weather issues, as I mentioned. We have a little bit of downtime protection for that. So, in general I think pricing is up. It certainly isn’t moving at a high rate, but it is trending upwards.
Collin Gerry - Raymond James & Associates — Analyst
     Then just on the margin growth that we saw this quarter versus last quarter, does that kind of—is that part of that what you just spoke to in terms of seeing a little bit less pass-through charges, as more of your crews are west of the Mississippi.
Steve Jumper - Dawson Geophysical Co — President and CEO
     Yes. I think the third-party charges are trending down more towards the historical range of 25% to 35%. We think that trend will continue. The order book has certainly strengthened, with projects of various sizes, and so our utilization rates are trending upward.
I think the turnkey projects where, as I’ve said in the past, we are taking on more operational risk and more weather risk, but by the same time, we’re getting more upside on the margin side. I think we had a good run with weather in the fourth quarter, and so, I think you put all those things together, and I think we’ll continue to see, throughout the course of fiscal 2012, margins improve.
Collin Gerry - Raymond James & Associates — Analyst
     And then last one on that front for me. It’s impressive, you guys are spending quite a bit of capital this year into the strengthening market, and you went through the new oil crews, and stuff like that. Would you say that the newer equipment is accretive to the margin? In other words, are those better margined crews, as you get more efficiency into the system?
Steve Jumper - Dawson Geophysical Co — President and CEO
     Our experience today has been yes. The answer to that is yes. We’ve had them in two very large high channel count projects. We’ve now split some of that oil equipment up, which allow us to— we can run anywhere from two very large crews to three 8,000-channel crews, in addition to the three-component capability.
We have 4,000 stations of the three-component capability, and that equipment tends to stay fully utilized. We’re doing more and more multi-component testing type work in our various projects. But yes, I think we are seeing the crew efficiencies and productivity increase with the use of that particular system.
On the backside of that, as I have always said, you’ve got the data handling issue, which takes a little bit of delay in overall data delivery, but from a crew standpoint we are seeing improvement. Pleased with it so far.
Collin Gerry - Raymond James & Associates — Analyst
     All right, very nice. That’s it for me. I’ll turn back and maybe requeue.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 09, 2011 / 03:00PM GMT, DWSN — Q4 2011 Dawson Geophysical Co Earnings Conference Call
Operator
     Your next audio question comes from the line of Veny Aleksandrov of Pritchard Capital Partners.
Veny Aleksandrov - Pritchard Capital — Analyst
     Good morning.
Steve Jumper - Dawson Geophysical Co — President and CEO
     Good morning, Veny.
Veny Aleksandrov - Pritchard Capital — Analyst
     Congratulations on a solid quarter. My first question is, your margins were great in the quarter, but revenues were sequentially down. Can you give us a little bit more detail on that? Was it the weather?
Steve Jumper - Dawson Geophysical Co — President and CEO
     Veny, I missed a part of that question. Could you try again please?
Veny Aleksandrov - Pritchard Capital — Analyst
     Yes, I’m sorry. The margins were very impressive, but at the same time revenues were sequentially down. Can you give us a little bit more detail? What caused that? Was it quarter specific, was it weather?
Steve Jumper - Dawson Geophysical Co — President and CEO
     I think most of that is related to the third-party charges, Veny. We went through a stretch there where the third-party charges were trending up very, very high. We’ve seen that reverse in the fourth quarter.
Some of those third-party charges are actually pass-through in advance of crew revenue, and so I think there’s a little bit of disconnect on the third-party charges as they relate from second, third into fourth quarter. I think going forward we’ll see those third-party charges start to level out in the historical 25% to 35% range of overall revenue.
Veny Aleksandrov - Pritchard Capital — Analyst
     Thank you. So, my second question is also related to the weather and the Marcellus. How many crews do you currently have in the Marcellus? There were heavy rains in Q3, and continuing in Q4. Are you going to be affected?
Steve Jumper - Dawson Geophysical Co — President and CEO
     We have one crew in the Marcellus that will finish up. It’s the project that we’ve talked about in the past that has been a difficult project. We will finish that hopefully in the next week. And that crew will move back west and will be out of the Marcellus for, probably until the early part of the Spring, at which time we will go back. We had some permit issues on the next project we were going to do, so that’s going to force us to have some mode time on that crew.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 09, 2011 / 03:00PM GMT, DWSN — Q4 2011 Dawson Geophysical Co Earnings Conference Call
Yes, we had some weather impact in October, as well as into early November in that region. We have a crew in North Dakota that will have a move probably in mid-December. They’ll move back south, and then they’ll go back up there to finish that project. We will not be there during the harsh winter months like we were last year, but that’s going to be some move and downtime during this quarter.
From a weather standpoint, we didn’t have too much of a weather impact in Q4. We have had some weather impact here starting Q1, particularly in the Oklahoma region. We have a couple of crews up in Oklahoma. We have a couple of crews in the Barnett.
And we have 3 crews working in Wyoming, and all those have been subject to weather here in the early part of the quarter. So, I don’t think the weather impact was huge in Q4, but certainly that has rolled over into some impact in Q1 along with the other issues that we’ve talked about related to hunting, agricultural, and shorter days.
Veny Aleksandrov - Pritchard Capital — Analyst
     And my last question is again on the equipment side. Now the merger with TGC is behind you, and the new year has started. With demand picking up, do you need to acquire more equipment? Do you need more equipment, as of today?
Steve Jumper - Dawson Geophysical Co — President and CEO
     I think that channel count is going to continue to grow, and I think we’ve always talked about that. We did have substantial capital expenditures of $59 million in 2011. That was well above the initial capital budget that was approved in September of 2010. Most of that was driven by the rapid expansion into the oil equipment. I don’t believe we will see that level of expansion in 2012, but we’ll have to wait and see what demand says or dictates.
Going into ‘12, we’ve approved an initial budget of $20 million. We are going to purchase more vibrator energy source units. We will be purchasing some channel count expansion early on, some expanded geophones, and then we will wait and see what the market looks like. We are still operating several, I think 4 or 5 RSR crews, all of which are very productive in doing well.
But at some point, we will continue the transition from the RSR into another type of equipment over the next couple years. But as in the past, Veny, we have an initial budget, and then we move based on what the market and what the demand looks like and what specific project types come available.
Veny Aleksandrov - Pritchard Capital — Analyst
     That’s it for me.
Operator
     (Operator Instructions) Your next audio question comes from the line of George Ventaro with Johnson Rice.
George Ventaro - Johnson Rice — Analyst
     I just wanted to talk a little bit more about your CapEx budget plans for ‘12. Just in terms of trying to get a sense of the absolute channels we could see next year, do you intend to potentially retire any of those existing channels in 2012?
Steve Jumper - Dawson Geophysical Co — President and CEO
     I don’t think so. I think what we will see is redeployment of channels of like equipment onto like crews as channel count continues to increase. And so, I can make a case that we may drop, as we have in the past, a number of OYO crews.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 09, 2011 / 03:00PM GMT, DWSN — Q4 2011 Dawson Geophysical Co Earnings Conference Call
When you have close to 40,000 something channels of OYO gear, that can be 4 crews, that can be 3 crews. I think, when you look at the ARAM equipment, we currently have a project we’ve been working on for quite some time. We will finish up in the Spring. It’s requiring about 18,000 channels of ARAM.
We have got central recording units that we can expand the ARAM crew count, or we could reduce it, just depending on what the ARAM channel count requirements would be. And I think we could do the same thing with the RSR.
So I don’t think we’ll see anything actually go into retirement. But we could see the crew count move to 13, to 15. It could move around depending on how we have to move equipment. Now, in terms of buying equipment, right now we are in pretty good shape. But we are pretty tight based on channel count, particularly in the GSR and ARAM area. So, I can make a case that we could see incremental increases, small increases of channel count throughout the year as projects grow and we see improved efficiencies.
But as of today, I don’t see a large retirement and a large increase of any particular type of equipment. But, having said that, we are very early in the fiscal year, and the market looks very strong going forward. Bids are strong. Requests for bids are strong. Our order book is strong.
Projects are getting bigger, even though we try to keep a well balanced portfolio of project. In terms of size, you need that to keep your short-term utilization rates high. We are seeing some large projects that are out there. If some of those come to fruition, then you may need a few thousand channels of something here of this particular equipment type to complete a project.
So, I think we will see some incremental increases during the year. If something big comes along, that could obviously change. Our first investment will be into more vibrator energy source units. I think those are on order and taking delivery here very shortly.
George Ventaro - Johnson Rice — Analyst
     Okay, great. And just real briefly, in terms of your initial preference, I know it’s preliminary, but just in terms of potential incremental purchases on the channel side, would you prefer cableless as approved to cable-based systems considering— seems like you are coming up to speed on the learning curve with GSR pretty quickly here?
Steve Jumper - Dawson Geophysical Co — President and CEO
I think I would put our personal preference aside and answer the question with the fact that we are very pleased with our equipment base overall. We think it’s well balanced. We think it’s got a great mixture.
We do mix and match the cableless and the cabled systems together, depending on what type of project we are on. And I think we’ll have to wait and see what the market dictates and what our clients demand. The oil equipment is certainly getting acceptance. The efficiencies are higher in certain areas. On the other hand, we are having some very nice projects with the ARAM cable base.
So, I think, it won’t be as much our personal preference as to what particular projects and what our clients’ demands dictate from time to time that will guide our decisionmaking going forward. We’re not really pushing any technology, we’re just providing a suite of services and a suite of technology here that best fits the project mixes that we are looking at going into 2012. At this point, we are pretty happy with our mix, but that could change by the time we get off the phone. So, that’s the answer to that one George.
George Ventaro - Johnson Rice — Analyst
Right, understood. And then lastly, I assume you are, but you do you continue to see pretty strong demand for multi-component data by customers?
Steve Jumper - Dawson Geophysical Co — President and CEO
It’s not large in terms of the revenue mix, in terms of project size, but we’ve got the 4,000 stations of the 4-channel units, which allow us to do three-component work, and we’ve been able to keep that equipment fairly well utilized here for the last nine or twelve months. For the most part they’re smaller projects. They’re what we would call embedded projects, George, where we may have a large cable-based system operating and someone would like to do a three-component test within a very large cable project or even a large GSR project.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 09, 2011 / 03:00PM GMT, DWSN — Q4 2011 Dawson Geophysical Co Earnings Conference Call
So, I think we will continue to see that move forward. At what point it becomes a significant player in our overall revenue mix, time will tell. We’ve done quite a few projects with the three-component equipment where we’ve done some frac monitoring and micro-seismic type of recording, so I think that multi-component equipment has a wide range of uses.
And it is being fully utilized, and we’ll just have to see where the market goes. We are excited about it. We have a pretty good-sized project that is planned for next year utilizing that 3C gear, so I think this, here again, is another suite— another tool in our suite of services that we offer that seem to be growing.
George Ventaro - Johnson Rice — Analyst
Great I appreciate the answers, Steve. That’s it for me.
Operator
At this time we have no further audio questions,
Steve Jumper - Dawson Geophysical Co — President and CEO
Okay. I want to thank everybody for listening in. Very proud of our people for the hard work in fiscal 2011. I feel like we have made great progress as a Company. Not just as a Company, but as an industry as a whole.
I think 2012 looks very promising for us and our industry. We look forward to continuing to deliver value for both our valued clients and our shareholders in fiscal 2012. We wish everyone a happy holiday season and look forward to talking to you again in February. Thank you very much.
Operator
We thank you for joining today’s teleconference. You may now disconnect.
DISCLAIMER
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
© 2011 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.